Exhibit 99.1

Company Contacts:

Scott Settersten

Chief Financial Officer

(630) 410-4807

Laurel Lefebvre

Vice President, Investor Relations

(630) 410-5230

Karen May

Director, Public Relations

(630) 410-5457

ULTA BEAUTY ANNOUNCES SECOND QUARTER 2015 RESULTS

Total Sales Increased 19.4%

Comparable Sales Increased 10.1%

Diluted EPS Increased 22.3% to $1.15

Company Raises Guidance for Fiscal Year 2015

Bolingbrook, IL – August 27, 2015 – ULTA Beauty [NASDAQ:ULTA] today announced financial results for the thirteen week period (“Second Quarter”) and twenty-six week period (“First Six Months”) ended August 1, 2015, which compares to the same periods ended August 2, 2014.

“The Ulta Beauty team achieved outstanding results in the second quarter, with top line momentum delivering better than expected earnings growth,” said Mary Dillon, Chief Executive Officer. “Strong traffic growth drove healthy comparable sales increases across stores, salon and e-commerce, while average ticket growth also contributed. An exciting pipeline of new products, combined with increasing effectiveness of our marketing strategies, drove market share gains across all categories. In light of the excellent performance of the business in the first half of the year, we are raising our outlook for the full year and now expect to achieve earnings per share growth in the high teens.”

For the Second Quarter

•	Net sales increased 19.4% to $877.0 million from $734.2 million in the second quarter of fiscal 2014;

•	Comparable sales (sales for stores open at least 14 months and e-commerce sales) increased 10.1% compared to an increase of 9.6% in the second quarter of fiscal 2014. The 10.1% comparable sales increase was driven by 7.0% growth in transactions and 3.1% growth in average ticket;

•	Retail comparable sales increased 8.9%, including salon comparable sales growth of 10.1%;

•	Salon sales increased 19.7% to $51.6 million from $43.1 million in the second quarter of fiscal 2014;

•	E-commerce sales grew 43.4% to $36.1 million from $25.2 million in the second quarter of fiscal 2014, representing 120 basis points of the total company comparable sales increase of 10.1%;

•	Gross profit decreased 40 basis points to 34.9% from 35.3% in the second quarter of fiscal 2014 primarily due to supply chain initiatives including the new Greenwood, Indiana distribution center;

•	Selling, general and administrative (SG&A) expense as a percentage of net sales decreased 50 basis points to 21.0% compared to 21.5% in the second quarter of fiscal 2014 primarily due to marketing efficiencies;

•	Pre-opening expenses increased to $4.1 million, compared to $3.6 million in the second quarter of fiscal 2014. Real estate activity in the second quarter of fiscal 2015 included 20 new stores, one relocation and two remodels compared to 19 new stores and four remodels in the second quarter of fiscal 2014;

•	Operating income increased 20.9% to $118.5 million, or 13.5% of net sales, compared to $98.0 million, or 13.3% of net sales, in the second quarter of fiscal 2014;

•	Net income increased 22.0% to $74.2 million compared to $60.8 million in the second quarter of fiscal 2014; and

•	Income per diluted share increased 22.3% to $1.15 compared to $0.94 in the second quarter of fiscal 2014.

For the First Six Months

•	Net sales increased 20.5% to $1,745.1 million from $1,448.0 million in the first six months of fiscal 2014;

•	Comparable sales (sales for stores open at least 14 months and e-commerce sales) increased 10.8% compared to an increase of 9.2% in the first six months of fiscal 2014. The 10.8% comparable sales increase was driven by 7.2% growth in transactions and 3.6% growth in average ticket;

•	Retail comparable sales increased 9.3%, including salon comparable sales growth of 10.2%;

•	Salon sales increased 20.1% to $102.9 million from $85.7 million in the first six months of fiscal 2014;

•	E-commerce comparable sales grew 46.8% to $80.1 million from $54.5 million in the first six months of fiscal 2014, representing 150 basis points of the total company comparable sales increase of 10.8%;

•	Gross profit as a percentage of net sales was equal to the first six months of fiscal 2014 at 34.9%;

•	SG&A expense as a percentage of net sales decreased 50 basis points to 21.6% compared to 22.1% in the first six months in fiscal 2014;

•	Pre-opening expense increased to $7.2 million compared to $6.2 million in the first six months of fiscal 2014. Real estate activity in the first six months of 2015 included 44 new stores, two relocations and two remodels compared to 40 new stores and four remodels in the first six months of fiscal 2014;

•	Operating income increased 26.4% to $226.0 million, or 13.0% of net sales, compared to $178.9 million, or 12.4% of net sales, in the first six months of fiscal 2014;

•	Net income increased 27.4% to $141.1 million compared to $110.7 million in the first six months of fiscal 2014; and

•	Income per diluted share increased 28.1% to $2.19 compared to $1.71 in the first six months of fiscal 2014.

Balance Sheet

Merchandise inventories at the end of the second quarter of fiscal 2015 totaled $705.7 million, compared to $541.5 million at the end of the second quarter of fiscal 2014, representing an increase of $164.2 million. This increase was driven by 102 net new stores, the opening of the Company’s fourth distribution center in Greenwood, Indiana, as well as new brand additions. Average inventory per store increased 14%, compared to the second quarter of fiscal 2014. This increase was primarily driven by the new Greenwood, Indiana distribution center, investments in inventory to ensure high in-stock levels to support strong sales growth and incremental inventory for new brands and in-store prestige brand boutiques. Average inventory per store, excluding the investment in the new Greenwood, Indiana distribution center, increased 10.9%.

The Company ended the second quarter of fiscal 2015 with $475.4 million in cash and short-term investments.

Share Repurchase Program

During the second quarter, the Company repurchased 291,227 shares of its stock at a cost of approximately $46 million under its 10b5-1 plan. As of August 1, 2015, $286.3 million remained available under the $400 million share repurchase program.

Store Expansion

During the second quarter, the Company opened 20 stores located in Albuquerque, NM; Ammon, ID; Bristol, TN; Chattanooga, TN; Clark, NJ; Federal Way, WA; Jacksonville Beach, FL; Laurel, MD; Miami, FL; Myrtle Beach, SC; Rancho Cordova, CA; Redlands, CA; Reno, NV; Roseville, MI; San Francisco, CA; San Luis Obispo, CA; Shawnee, OK; Sioux City, IA; Twin Falls, ID and Waterford, CT. The Company ended the second quarter with 817 stores and square footage of 8,628,213, representing a 14% increase in square footage compared to the second quarter of fiscal 2014.

Outlook

For the third quarter of fiscal 2015, the Company currently expects net sales in the range of $869 million to $883 million, compared to actual net sales of $745.7 million in the third quarter of fiscal 2014. Comparable sales for the third quarter of 2015, including e-commerce sales, are expected to increase 8% to 10%. The Company reported a comparable sales increase of 9.5% in the third quarter of 2014.

Income per diluted share for the third quarter of fiscal 2015 is estimated to be in the range of $1.00 to $1.05. This compares to income per diluted share for the third quarter of fiscal 2014 of $0.91. As previously communicated, earnings growth in the second half of 2015 is expected to moderate compared to the first half of the year, reflecting the timing of marketing expenses and supply chain investments including a new distribution center in Greenwood, Indiana which opened on August 3, 2015.

The Company is raising its previously announced fiscal 2015 guidance. The Company plans to:

•	achieve comparable sales growth of approximately 8% to 10%, including the impact of the e-commerce business, compared to previous guidance of 7% to 9%;

•	increase total sales in the mid to high teens percentage range;

•	grow e-commerce sales in the 40% range;

•	expand square footage by approximately 13% with the opening of 100 net new stores;

•	remodel four locations;

•	deliver earnings per share growth in the high teens, compared to previous guidance of the high end of the range of 15% to 17%. This includes planned supply chain and system investments, excluding the $0.02 non-recurring tax benefit in the fourth quarter of 2014, and assuming continued share repurchases to offset dilution; and

•	incur capital expenditures in the $300 million range in fiscal 2015, compared to $249 million in fiscal 2014.

Conference Call Information

A conference call to discuss second quarter results is scheduled for today, August 27, 2015, at 5:00 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 705-6003. The conference call will also be web-cast live at http://ir.ulta.com and remain available for 90 days. A replay of this call will be available until 11:59 p.m. (ET) on September 10, 2015 and can be accessed by dialing (877) 870-5176 and entering conference ID number 13617296.

About ULTA Beauty

ULTA Beauty (NASDAQ: ULTA) is the largest beauty retailer in the United States and the premier beauty destination for cosmetics, fragrance, skin, hair care products and salon services. Since opening its first store 25 years ago, ULTA Beauty has grown to become the top national retailer providing All Things Beauty, All in One Place™. The Company offers more than 20,000 products from over 500 well-established and emerging beauty brands across all categories and price points, including ULTA Beauty’s own private label. ULTA Beauty also offers a full-service salon in every store featuring hair, skin and brow services. ULTA Beauty is recognized for its commitment to personalized service, fun and inviting stores and its industry-leading ULTAmate Rewards loyalty program. As of August 1, 2015 ULTA Beauty operates 817 retail stores across 48 states and also distributes its products through its website, which includes a collection of tips, tutorials and social content. For more information, visit www.ulta.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” “targets,” “strategies” or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates, targets, strategies or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation: the impact of weakness in the economy; changes in the overall level of consumer spending; customer acceptance of our rewards program and technological and marketing initiatives; changes in the wholesale cost of our products; the possibility that we may be unable to compete effectively in our highly competitive markets; the possibility that our continued opening of new stores could strain our resources and have a material adverse effect on our business and financial performance; the possibility that new store openings and existing locations may be impacted by developer or co-tenant issues; the possibility that the capacity of our distribution and order fulfillment infrastructure and the performance of our newly opened distribution center may not be adequate to support our recent growth and expected future growth plans; the possibility of material disruptions to our information systems; weather conditions that could negatively impact sales; our ability to attract and retain key executive personnel; our ability to successfully execute our common stock repurchase program or implement future common stock repurchase programs; our ability to sustain our growth plans and successfully implement our long-range strategic and financial plan; and other risk factors detailed in our public filings with the Securities and Exchange Commission (the “SEC”), including risk factors contained in our Annual Report on Form 10-K for the fiscal year ended January 31, 2015. Our filings with the SEC are available at www.sec.gov. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit 1

Ulta Salon, Cosmetics & Fragrance, Inc.

Consolidated Statements of Income

(In thousands, except per share amounts)

	13 Weeks Ended		13 Weeks Ended
	August 1, 2015		August 2, 2014
	(Unaudited)		(Unaudited)
Net sales	$876,999	100.0%	$734,236	100.0%
Cost of sales	570,524	65.1%	474,894	64.7%

Gross profit	306,475	34.9%	259,342	35.3%

Selling, general and administrative expenses	183,937	21.0%	157,768	21.5%
Pre-opening expenses	4,078	0.5%	3,595	0.5%

Operating income	118,460	13.5%	97,979	13.3%
Interest income, net	(276)	0.0%	(209)	0.0%

Income before income taxes	118,736	13.5%	98,188	13.4%
Income tax expense	44,567	5.1%	37,394	5.1%

Net income	$74,169	8.5%	$60,794	8.3%

Net income per common share:
Basic	$1.16		$0.94
Diluted	$1.15		$0.94

Weighted average common shares outstanding:
Basic	64,087		64,349
Diluted	64,410		64,636

Exhibit 2

Ulta Salon, Cosmetics & Fragrance, Inc.

Consolidated Statements of Income

(In thousands, except per share amounts)

	26 Weeks Ended		26 Weeks Ended
	August 1, 2015		August 2, 2014
	(Unaudited)		(Unaudited)
Net sales	$1,745,121	100.0%	$1,448,006	100.0%
Cost of sales	1,135,462	65.1%	942,711	65.1%

Gross profit	609,659	34.9%	505,295	34.9%

Selling, general and administrative expenses	376,422	21.6%	320,211	22.1%
Pre-opening expenses	7,195	0.4%	6,224	0.4%

Operating income	226,042	13.0%	178,860	12.4%
Interest income, net	(587)	0.0%	(409)	0.0%

Income before income taxes	226,629	13.0%	179,269	12.4%
Income tax expense	85,514	4.9%	68,522	4.7%

Net income	$141,115	8.1%	$110,747	7.6%

Net income per common share:
Basic	$2.20		$1.72
Diluted	$2.19		$1.71

Weighted average common shares outstanding:
Basic	64,134		64,311
Diluted	64,484		64,618

Exhibit 3

Ulta Salon, Cosmetics & Fragrance, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	August 1, 2015	January 31, 2015	August 2, 2014
	(Unaudited)		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$325,214	$389,149	$363,058
Short-term investments	150,209	150,209	100,146
Receivables, net	45,277	52,440	42,110
Merchandise inventories, net	705,660	581,229	541,508
Prepaid expenses and other current assets	67,076	66,548	58,859
Prepaid income taxes	1,883	—	—
Deferred income taxes	20,766	20,780	22,012

Total current assets	1,316,085	1,260,355	1,127,693

Property and equipment, net	791,904	717,159	646,890
Deferred compensation plan assets	7,921	5,656	5,229

Total assets	$2,115,910	$1,983,170	$1,779,812

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$215,720	$190,778	$163,459
Accrued liabilities	154,494	149,412	126,792
Accrued income taxes	—	19,404	9,890

Total current liabilities	370,214	359,594	300,141

Deferred rent	315,931	294,127	281,348
Deferred income taxes	75,167	74,498	65,842
Other long-term liabilities	10,809	7,442	6,440

Total liabilities	772,121	735,661	653,771

Commitments and contingencies

Total stockholders’ equity	1,343,789	1,247,509	1,126,041

Total liabilities and stockholders’ equity	$2,115,910	$1,983,170	$1,779,812

Exhibit 4

Ulta Salon, Cosmetics & Fragrance, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	26 Weeks Ended
	August 1, 2015	August 2, 2014
	(Unaudited)
Operating activities
Net income	$141,115	$110,747
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	76,738	62,372
Deferred income taxes	683	(642)
Non-cash stock compensation charges	7,578	7,603
Excess tax benefits from stock-based compensation	(7,257)	(1,423)
Loss on disposal of property and equipment	1,629	2,582
Change in operating assets and liabilities:
Receivables	7,163	4,939
Merchandise inventories	(124,431)	(83,575)
Prepaid expenses and other current assets	(528)	(2,866)
Income taxes	(14,030)	(4,036)
Accounts payable	24,942	15,177
Accrued liabilities	(10,812)	1,601
Deferred rent	21,804	19,718
Other assets and liabilities	1,102	1,031

Net cash provided by operating activities	125,696	133,228

Investing activities
Purchases of short-term investments	(50,000)	(100,146)
Proceeds from short-term investments	50,000	—
Purchases of property and equipment	(137,218)	(94,097)

Net cash used in investing activities	(137,218)	(194,243)

Financing activities
Repurchase of common shares	(73,753)	—
Stock options exercised	15,561	4,510
Excess tax benefits from stock-based compensation	7,257	1,423
Purchase of treasury shares	(1,478)	(1,336)

Net cash (used in) provided by financing activities	(52,413)	4,597

Net decrease in cash and cash equivalents	(63,935)	(56,418)
Cash and cash equivalents at beginning of period	389,149	419,476

Cash and cash equivalents at end of period	$325,214	$363,058

Exhibit 5

2015 Store Expansion

Fiscal 2015	Total stores open at beginning of the quarter	Number of stores opened during the quarter	Number of stores closed during the quarter	Total stores open at end of the quarter
1st Quarter	774	24	1	797
2nd Quarter	797	20	0	817

Fiscal 2015	Total gross square feet at beginning of the quarter	Gross square feet for stores opened or expanded during the quarter	Gross square feet for stores closed during the quarter	Total gross square feet at end of the quarter
1st Quarter	8,182,404	253,429	10,452	8,425,381
2nd Quarter	8,425,381	202,832	0	8,628,213